Exhibit 4.1

FIRST AMENDMENT TO
RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT  (this “Amendment”) entered into as of June 25, 2020, between HP Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, as rights agent (the “Rights Agent”).  All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in that certain Rights Agreement, dated as of February 20, 2020, between the Company and the Rights Agent (the “Rights Agreement”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement to advance the Expiration Date of the Rights to June 25, 2020.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.          Amendment of Section 7(a).  Subclause (i) of the first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(i) the Close of Business on June 25, 2020 (the “Expiration Date”),”

2.          Amendment of Exhibits.  The exhibits of the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3.          Agreement as Amended.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended.  Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

4.          Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.          Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

6.          Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

7.          Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

HP INC.

By:	/s/ Ruairidh Ross
	Name:	Ruairidh Ross
	Title:	Global Head of Strategic Legal Matters and Assistant Secretary

EQUINITI TRUST COMPANY

By:	/s/ Matthew Paseka
	Name:	Matthew Paseka
	Title:	Vice President